Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 10, 2009, with respect to the consolidated financial statements of EGS Corp. and subsidiaries included in the Registration Statement on Form S-4 and related Prospectus of Stream Global Services, Inc. for the registration of 11.25%, Senior Secured Notes due 2014 with the aggregate principal amount of $200,000,000.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 26, 2010